Calculation of Filing Fee Tables
S-8
HORMEL FOODS CORP /DE/
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01465	Other	21,951,785	$ 24.97	$ 548,136,071.45	0.0001381	$ 75,697.59
Total Offering Amounts:						$ 548,136,071.45		$ 75,697.59
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 75,697.59
Offering Note
[1]	1a. Represents the number of shares of common stock, par value $0.01465 per share ("Common Stock"), of Hormel Foods Corporation (the "Registrant"), initially available pursuant to the Hormel Foods Corporation 2026 Equity and Incentive Compensation Plan (the "Plan") being registered hereon. 1b. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers such additional shares of Common Stock as may become available pursuant to any anti-dilution provisions of the Plan. 1c. Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant's Common Stock on The New York Stock Exchange on January 27, 2026, a date that is within five business days prior to filing.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A